Exhibit 10.22

AGREEMENT

This Agreement (this “Agreement”) is entered into as of this 27th day of February, 2009, by and between Thomas Weisel Partners Group, Inc. (“TWPG”) and Lionel F. Conacher (“Conacher”), in his individual capacity.

WHEREAS, TWPG and Conacher have previously entered into that certain Amended and Restated President Employment Agreement, dated December 15, 2008 (the “Employment Agreement”), a copy of which is attached hereto as Annex A;

WHEREAS, pursuant to Section 4(b) of the Employment Agreement and subject to all terms and conditions therein, TWPG has agreed to pay Conacher a guaranteed bonus of $2,400,000 (the “Bonus”) for the year ended December 31, 2008, payable in cash and/or restructured stock units;

WHEREAS, Conacher desires to effectuate specific arrangements with respect to restricted stock units that may be received from the Bonus, including, but not limited to transferring some ownership interest to other employees of TWPG; and

WHEREAS, TWPG is willing to accommodate those special arrangements.

NOW, THEREFORE, in consideration of the premises, the sufficiency of which is hereby acknowledged, TWPG and Conacher hereby agree as follows:

1. Restricted Stock Units. At Conacher’s request, TWPG will award restricted stock units (each such award, a “Transferred Award”) that would have otherwise been awarded to Conacher under the Bonus, to certain current TWPG employees identified by Conacher (each a “Receiving Party” and, together, the “Receiving Parties”), in such amounts as identified by Conacher. The restricted stock units will be awarded pursuant to TWPG’s equity incentive plan and will be subject to all restrictions and conditions set forth therein and in the related equity award agreement.  With respect to each Transferred Award, Conacher will receive a restricted stock unit award pursuant to which Conacher will receive restricted stock subject to all restrictions and conditions set forth in TWPG’s equity incentive plan and in the related equity award agreement, which will include the condition that Conacher will receive those RSUs only to the extent the corresponding Receiving Party forfeits those restricted stock units in accordance with the terms of the Receiving Party’s associated award agreement and TWPG’s equity incentive plan.

2. Satisfaction of Employment Agreement Obligations. Conacher acknowledges and agrees that any restricted stock units so delivered to the Receiving Parties is in place of any restricted stock units that Conacher is entitled to receive under the Bonus, and the dollar value of such restricted stock units will be considered to have been paid by TWPG to Conacher for all purposes under the Employment Agreement, including for purposes of satisfying TWPG’s obligations to pay the Bonus and for purposes of calculating Conacher’s “Historic Bonus” as such term is defined in the Employment Agreement.

3. No Further Rights.  Conacher acknowledges and agrees that, except as set forth in the related equity award agreement, Conacher will have no further rights to the restricted stock units awarded under this Agreement to a Receiving Party.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Agreement on behalf of the respective parties hereto as of the date first written above.

THOMAS WEISEL PARTNERS GROUP, INC.

By: /s/ Mark P. Fisher
     Name: Mark P. Fisher
     Title: General Counsel

LIONEL F. CONACHER
in his individual capacity

/s/ Lionel F. Conacher